UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2010

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50534	77-0485570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5480 Great America Parkway, Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 773-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 19, 2010, Atheros Technology Ltd. (“Atheros Technology”), a Bermuda company and an indirect wholly-owned subsidiary of Atheros Communications, Inc., a Delaware corporation (“Atheros” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Orbit Acquisition Corp., an exempted Cayman Islands company (“Merger Sub”), Opulan Technologies Corp., an exempted Cayman Islands company (“Opulan”), and Darren Huang, as Securityholder Representative, pursuant to which, among other things, Merger Sub will merge with and into Opulan (the “Merger”) in accordance with the Companies Law (2009 Revision) of the Cayman Islands (the “Companies Law”) and, upon consummation of the Merger, Merger Sub will cease to exist and Opulan will continue as the surviving corporation of the Merger and an indirect wholly-owned subsidiary of Atheros. The Merger, the Merger Agreement and the transactions contemplated thereby have been approved by the boards of directors of Atheros, Atheros Technology, Merger Sub and Opulan.

At the effective time of the Merger (the “Effective Time”), Atheros Technology will acquire all of the outstanding shares of Opulan’s capital stock and will cancel all outstanding options to purchase Opulan’s ordinary shares (vested or unvested) granted pursuant to an Opulan stock plan in exchange for an aggregate of approximately $72.2 million in cash (the “Closing Consideration”) and may pay additional cash to Opulan shareholders subject to the attainment of earn-out objectives applicable to the acquired business during a 12-month period following the closing date (the “Earnout Consideration”). Approximately $7.2 million of the Closing Consideration will be held in escrow for one year following the Effective Time (the “Escrow Amount”).

In addition, concurrently with the closing of the Merger, Atheros Technology has committed to award certain retention bonuses among Opulan officers and employees for an aggregate of approximately $1.8 million in the form of either Atheros restricted stock units or cash, which retention bonuses will be subject to certain vesting requirements.

The Merger is subject to customary closing conditions, including, among others, the approval of the Merger by Opulan’s shareholders.

In connection with the execution of the Merger Agreement, certain shareholders of Opulan (the “Supporting Shareholders”) and Atheros Technology have entered into a Voting Agreement (the “Voting Agreement” and, collectively, the “Voting Agreements”) pursuant to which, among other things, each of the Supporting Shareholders has agreed to vote his, her or its shares of Opulan capital stock (i) in favor of the Merger, the Merger Agreement and the transaction contemplated thereby and (ii) against approval of any proposal made in opposition to the consummation of the Merger. As of July 19, 2010, the Supporting Shareholders were a majority in number of all Opulan Shareholders and were also the record and beneficial owner of approximately 88% of the outstanding shares of Opulan capital stock. In addition, each of the Supporting Shareholders has agreed, subject to certain exceptions, to refrain from disposing of his, her or its shares of Opulan capital stock.

On July 19, 2010, Atheros issued a press release announcing this Merger Agreement. A copy of the release is filed herewith as Exhibit 99.1.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to: the consummation of the Merger, the allocation of bonuses and the potential payment of the Escrow Amount and the Earnout Consideration. These statements may be identified by such terms as “anticipate,” “will,” “expect,” “may,” “might,” “intend,” “could,” “can,” or the negative of those terms or similar expressions intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the closing of the transaction will be delayed or not close at all, difficulties in the integration of acquired businesses, the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, competition and its effect on pricing, third-party relationships and revenues, and other risks discussed in Atheros’ Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. These forward-looking statements represent our estimates and assumptions only as of the date of this report. Unless required by law, we undertake no responsibility to update these forward-looking statements.

Atheros refers you to the documents that Atheros files from time to time with the Securities and Exchange Commission, specifically the section entitled “Risk Factors” of Atheros’ Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which contain and identify other important factors that could cause actual results to differ materially from those contained in the Company’s projections or forward-looking statements. All subsequent written and oral forward-looking statements by or concerning Atheros are expressly qualified in their entirety by the cautionary statements above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 19, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2010	ATHEROS COMMUNICATIONS, INC.

	By:	/S/ JACK R. LAZAR
	Name:	Jack R. Lazar
	Title:	Chief Financial Officer and Vice President of Corporate Development

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated July 19, 2010.

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